UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015

Inventergy Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Avenue #180 Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 389-3510

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As of February 25, 2015 (the “Effective Date”), Inventergy Global, Inc. (the “Parent”) and Inventergy, Inc., a wholly-owned subsidiary of Parent (the “Subsidiary” and, together with Parent, the “Company”), entered into an Amended and Restated Revenue Sharing and Note Purchase Agreement (the “Amended Agreement”) with affiliates of Fortress Investment Group, LLC (collectively, “Fortress”). The Amended Agreement amends and restates the Revenue Sharing and Note Purchase Agreement, dated October 1, 2014, by and among the Company and Fortress (the “Original Agreement”). Pursuant to the Original Agreement, Fortress loaned the Company an aggregate of $11,000,000 in the form of senior secured notes with a maturity date (the “Maturity Date”) of September 30, 2017 (the “Original Notes”).

On the Effective Date, Fortress agreed to make available to the Company up to an additional $3,000,000 between the Effective Date and December 31, 2015 (the “Additional Available Credit”). The Additional Available Credit would be drawn down in the form of senior secured notes (the “Additional Notes” and, together with the Original Notes, the “Notes”) and the additional amount loaned would be based on revenue the Company generates from certain near-term existing and future license agreements (“Draw Down Licenses”). On the Effective Date, the Company drew down $1,199,500 from the Additional Available Credit and issued Additional Notes in that principal amount to Fortress. In connection with the issuance of the Additional Available Credit, the Company issued 500,000 warrants to purchase shares of the Company’s common stock (the “Warrants”) to Fortress, which Warrants as discussed in Item 3.02 below. After the payment of all purchaser-related fees and expenses relating to such issuances, the Company received net proceeds of $1,172,885. The Company will use these net proceeds for general working capital purposes.

In addition to the issuance of the Additional Notes, the Amended Agreement amended the Original Agreement as follows:

•	The structuring fee equal to 3.5% of the original principal amount of any such Additional Notes is waived.

•	The new Additional Notes will be repaid from the future licensing payments on the Draw Down Licenses received from those specific Draw Down licensee(s), while the requirements otherwise to pay 86% of the Monetization Net Revenues towards the original Notes for (i) the upfront payment of the initial Draw Down License and (ii) the remaining future payments of Draw Down Licenses are waived in general.

•	The Revenue Participants are entitled to receive $7,700,000 plus 70% of the Additional Notes as a portion of the Revenue Stream Basis (as defined below) if the Notes and Revenue Stream payments are paid in full by the Maturity Date and $9,350,000 plus 85% of the Additional Notes as a portion of the Revenue Stream Basis if the Notes and Revenue Stream payments are not paid in full by the Maturity Date. The Revenue Stream payments will begin after all obligations on the Notes are paid in full. The Company is required to apply specified decreasing percentages (46% to 31% to 6%) of its net revenues (net of monetization costs) from monetizing its intellectual property assets on an ongoing basis to meet the Revenue Stream payment obligations. Payment of the full Revenue Stream payments in addition to the Note obligations by the Maturity Date would ordinarily occur after the Company receives approximately $60,000,000 in gross licensing revenues, assuming an average monetization cost of 33%.

•	the Company shall not be required to apply the initial installment payment under the first Draw Down License to the Company’s note obligations or the revenue stream under the Amended Agreement.

The Agreement also contemplates the issuance of up to an additional $2,000,000 in notes beyond the Additional Available Credit.

Except as described above, the terms of the New Notes are identical to the terms of the notes issued pursuant to the Original Agreement (the “Original Notes”). Except as described above, the terms of the Original Agreement, and the Original Notes and Warrants issued thereunder, remain in full force in effect, including the existing Monetization Revenue payments for the Original Notes and the calculation of the termination fee based on the principal of the Notes.

The Company issued a press release concerning the Amended Agreement, which is attached as Exhibit 99.1 hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the execution of the Agreement, on the Closing Date, the Company issued 500,000 seven-year Warrants to purchase shares of the Company’s common stock at an exercise price of $1.14 per share to Fortress for an aggregate purchase price of $40,000. The Fortress Shares were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

In connection with the closing of the transactions contemplated by the Amended Agreement, the Company will pay a closing fee of $35,985 and issue a 5-year warrant for the purchase of 26,989 shares of the Company’s common stock at $2.00 per share to National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (“National”). National acted as advisor to the Company with respect to the transaction.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated February 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2015

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chief Executive Officer

Exhibit Index

99.1	Press release, dated February 27, 2015.